Prime Tanning Corp. purchase requires minimal capital investment	Supply/demand drives price up

USPB Expands Into

Wet Blue Hide Tanning

USPB’s processing company, National Beef Packing Company, LLC, announced that it has entered into an agreement to purchase Prime Tanning Corp., located in St. Joseph, MO. The acquisition will expand USPB’s value based marketing strategy into the quality wet blue hide business.

"This purchase enables our company to get into wet blue tanning, a process that involves specialized technology and expertise that produces the raw material used by finished leather manufacturers,” explains CEO Steve Hunt. “The St. Joseph facility will process hides from our Kansas and California beef plants, thus delivering quality control through the entire sys‑

tem including wet blue processing, sales and marketing.

“This is a natural progression for our company to expand its value-based marketing strategy to cattle hides,” he adds. “Owning a wet blue tannery will enable us to take what has traditionally been a commodity driven business and convert it into a value-added business by producing high quality leather our customers want.”

Prime Tanning’s St. Joseph, MO, facility is the largest wet blue factory in the United States. It has the capacity to produce more than 2 million feet of wet blue hides per week. Hides leave the facility ready for dying and processing.

“The Prime Tanning facility is ISO 9001/14001/18001 certified and has achieved a Silver rating for environmental excellence from the BLC Leather Technology Centre, which is one of the world’s leading independent leather industry consulting services,” notes Robert Hein, Senior Vice President and General Manager with National Beef. “This is an exciting opportunity for our company to pursue quality leather customers while guaranteeing a premium wet blue product and a predictable supply. We look forward to joining the St. Joseph business community.”w

Delivery Right Lease

Rate Moves To $7

Leasing of delivery rights on record pace in FY 2009

The price to lease delivery rights to market cattle through USPB has increased from $5 to $7 per delivery right effective with cattle delivered during the week of March 8.

U.S. Premium Beef producers have leased a record number of delivery rights to market cattle on our grids through the first six months of fiscal year 2009. As a result, the availability of delivery rights for lease is currently very limited.

Unitholders who wish to lease delivery rights to other producers should call our office at 866-877- 2525 for help in leasing them. USPB leases delivery rights to producers on a week-to-week basis as they are available.

If you are a producer who plans to market cattle through USPB during the balance of this fiscal year by leasing, please call our office to check on availability of delivery rights on a weekly basis. Or, you can contact unitholders you have leased delivery rights from in the past to see if you can “reserve” rights from them to market cattle through USPB later in fiscal year 2009.w

Are You Planning to Deliver

ASV Cattle Through July?

USPB would like to know how many and when you plan on delivering them.

In order to help National Beef more efficiently market age and source verified (ASV) product to Japan this spring and summer, USPB would like to provide an estimate of the number of ASV cattle our members will deliver during the months of April through July. This information will also help our company prepare operationally for the seasonal peak in ASV deliveries.

Please call our office at 866-877-2525 to let us know the approximate number of ASV cattle you,

....continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

BENCHMARK DATA TABLE
Cattle Harvested at KS Plants 1/25/09 to 2/21/09
(Numbers in Percent)	Base Grid		Market Grid
	All	Top 25%	All	Top 25%
Yield	64.07	64.64	64.74	65.78
Prime	2.79	3.38	3.84	1.23
Choice Plus	73.23	79.14	72.45	74.58
CAB	19.46	24.90	10.79	0.00
BCP	12.29	14.88	0.00	0.00
Ungraded	2.61	1.43	2.08	1.86
Hard Bone	0.37	0.11	0.25	0.61
YG1	7.98	6.31	12.37	20.15
YG2	33.86	32.63	35.90	29.36
YG3	44.87	48.85	39.25	34.66
YG4	11.94	11.41	10.40	13.87
YG5	1.35	0.80	2.08	1.96
Light Wt.	0.30	0.21	0.16	0.00
Heavy Wt.	3.21	2.07	4.17	0.00
Grid Premiums/Discounts, $/Head
Quality Grade	$19.74	$29.42	$7.33	$2.23
Yield Benefit	$9.29	$18.31	$14.23	$29.72
Yield Grade	-$3.02	-$2.15	-$0.68	-$2.55
Out Weight	-$4.67	-$2.98	-$5.69	$0.00
Steer/Heifer	$0.98	$1.19	$2.44	$2.00
ASV	$2.05	$7.39	$0.00	$0.00
Natural	$0.46	$1.69	$0.00	$0.00
Total Prem.	$24.83	$52.87	$17.63	$31.40
USPB Non-Conditional Unit Trade Report
FY 2008		FY 2009		Last
Trades		Trades		Trade
# Units Traded	6,480	0		200
Avg. Price/Unit	$112.99	NA		$120.00
Are You Planning to Deliver ASV Cattle...	continued from page 1

or your custom feedyard, plan on delivering during these months.

USPB is paying a premium for ASV cattle that are less than 21 months of age and enrolled in a USDA approved program, provided the Japanese trade remains open to U.S. beef products and our plants continue to be approved to export to Japan. The premium currently is $35 per head.w

USDA’s Choice/Select Spread

Narrows Seasonally

The difference between Choice and Select beef prices is unusually narrow, even for this time of year, but market analysts expect the spread to widen again in March or April. USDA’s Choice/Select spread was actually negative on February 23 at $0.09 per cwt. However, it rebounded from that low and closed the last week of February with a $1.29 per cwt average.

 A reluctance by consumers to spend more money on higher quality beef combined with an unusually high percentage of cattle grading Choice this winter, led to the spread narrowing. Seasonal factors historically cause the spread to widen in the spring. Market analysts don’t expect to see a sharp increase to annual highs in June. Instead, most predict a more gradual incline into July similar to last year.w